Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, February 24, 2021

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Quarter Highlights:
•Q4 2020 consolidated revenues decreased 13.8% from Q4 2019 due to lower shipments resulting from the continuing effects of very low bookings during the peak period of the global pandemic shutdowns, as well as the pace of the subsequent forklift truck market recovery
•Q4 2020 consolidated operating profit increased to $13.7 million from $8.1 million in Q4 2019, driven by an 18.9% decrease in operating expenses primarily due to cost containment actions taken to mitigate the impact of the COVID-19 pandemic, partly offset by a 13.8% decrease in gross profit mainly as a result of lower unit shipment volumes
•Q4 2020 net income of $13.1 million, or $0.78 per share, increased from $3.4 million, or $0.20 per share in Q4 2019, and improved from Q3 2020 net income of $5.1 million, or $0.30 per share
•Net debt at December 31, 2020 improved to $137.8 million from $207.8 million at September 30, 2020 and $222.4 million at December 31, 2019
•In January 2021, the Company sold part of its ownership interest in OneH2 for $15.7 million, recognizing a gain of $4.6 million, which will be reported in Q1 2021. The remaining interest is expected to be sold later in Q1 2021.

    Cleveland, Ohio, February 24, 2021 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $719.6 million and consolidated net income of $13.1 million, or $0.78 per diluted share, for the fourth quarter of 2020 compared with consolidated revenues of $834.8 million and consolidated net income of $3.4 million, or $0.20 per share, for the fourth quarter of 2019. Consolidated operating profit increased to $13.7 million in the 2020 fourth quarter from $8.1 million in the 2019 fourth quarter.
    As a result of the Company's cost containment actions implemented in the first half of the year to mitigate the impact of the COVID-19 pandemic, fourth quarter 2020 results were significantly higher than the fourth quarter of 2019 despite lower unit volumes. These results were achieved while still continuing to emphasize the health and safety of the Company's employees worldwide. Benefits from cost containment actions resulted in a decrease in operating expenses of $25.1 million and $72.4 million in the 2020 fourth quarter and full year, respectively. In addition, the Company experienced lower provisions for estimated self-insurance claims during the 2020 fourth quarter compared with the fourth quarter of 2019, with these lower expenses offset by approximately $4.4 million of restructuring charges related to actions taken to optimize global commercial operations.

Full-year 2020 lift truck shipments decreased to approximately 85,500 units from approximately 100,300 units in 2019, and consolidated revenues decreased to $2.8 billion in 2020 compared with $3.3 billion in 2019. Consolidated operating profit decreased to $49.9 million in 2020 from $53.9 million in 2019. Consolidated net income was $37.1 million, or $2.21 per diluted share, for the year ended December 31, 2020 compared with consolidated net income of $35.8 million, or $2.14 per diluted share, for the year ended December 31, 2019. The Company's reported tax rate was 8.8% for the year ended December 31, 2020 compared with 23.6% for the year ended December 31, 2019.
For the 2020 full year, the Company's consolidated cash flow before financing activities was $123.2 million, which was comprised of net cash provided by operating activities of $166.9 million less net cash used for investing activities of $43.7 million. For the 2019 full year, the Company's consolidated cash flow before financing activities was $34.7 million, which was comprised of net cash provided by operating activities of $76.7 million less net cash used for investing activities of $42.0 million.

Segment Financial Results
    Summary segment results for the Company's three business segments were as follows for the fourth quarter of 2020 and 2019:

(in millions)	*Hyster-Yale Group		*Bolzoni		*Nuvera
	Q4 2020	Q4 2019	Q4 2020	Q4 2019	Q4 2020	Q4 2019
Revenues	$683.9	$798.2	$68.3	$87.0	$1.1	$1.0
Operating Profit (Loss)	$24.4	$17.7	$(1.3)	$0.5	$(9.7)	$(10.4)
Net Income (Loss)	$20.3	$8.9	$(2.0)	$0.2	$(7.0)	$(7.3)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.

Hyster-Yale Group Results
    The following is a summary of Hyster-Yale Group unit shipments, bookings and backlog for the 2020 and 2019 fourth quarters and the 2020 third quarter.

($ in millions)	Quarter Ended December 31, 2020	Quarter Ended September 30, 2020	Quarter Ended December 31, 2019
Unit Shipments	21,500	20,600	24,800
Unit Bookings	28,500	22,700	22,600
Unit Bookings $ value	$660	$545	$550
Unit Backlog	40,600	33,600	41,200
Unit Backlog $ value	$1,070	$910	$1,070
    Bookings in the fourth quarter of 2020 were significantly higher than both the third quarter of 2020 and the respective prior year period as global demand accelerated significantly, specifically in December 2020 in the Company's primary markets of Americas and EMEA, and including significant bookings from certain large customers in those areas.
Despite the substantial increase in bookings, unit shipments were only moderately higher than the 2020 third quarter and below the 2019 fourth quarter. Shipments were lower because of the very low levels of bookings during the peak period of the pandemic-related shutdowns and lower production rates that were put in place to match market conditions. Since the shutdowns earlier in the year, the Company has carefully increased production levels at its manufacturing plants to align them closely with anticipated levels of demand and target bookings levels. This approach to increasing production rates to meet accelerating market demand has focused on building backlog first to ensure a stable base for future production. The strong 2020 fourth quarter bookings, particularly in December, led to a significant increase in backlog over the third quarter, and a backlog level that was close to pre-pandemic levels.

Geographic Results

(in millions, except units)	Americas**		EMEA**		JAPIC**
	Q4 2020	Q4 2019	Q4 2020	Q4 2019	Q4 2020	Q4 2019
Unit Shipments	12,000	15,000	6,100	6,800	3,400	3,000
Revenues	$458.8	$545.3	$172.6	$197.3	$52.5	$55.6
Operating Profit (Loss)	$24.2	$17.8	$7.1	$5.0	$(6.9)	$(5.1)
**The Americas geographic segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Americas Results
Revenues in the Americas segment decreased 15.9% to $458.8 million in the 2020 fourth quarter from $545.3 million in the 2019 fourth quarter. Revenues decreased primarily due to lower unit revenues, mainly as a result of an approximate 3,000-unit decrease in shipments, and unfavorable currency movements of $5.0 million caused by the translation of Brazilian sales into U.S. dollars. The large decrease in unit volumes was driven by fewer shipments in all lift truck classes except Class 1 electric counterbalanced trucks.
In the fourth quarter of 2020, Americas operating profit increased to $24.2 million from $17.8 million in the fourth quarter of 2019. Operating profit increased due to a substantial decrease in operating expenses partially offset by a decrease in gross profit. Operating expenses were lower primarily as a result of the implementation of cost containment actions, including reductions in employee-related costs, to mitigate the impact of the COVID-19 pandemic. A decrease in product liability expense also contributed to the lower operating expenses. Gross profit declined mainly due to lower unit volumes and the resulting unfavorable manufacturing variances.

EMEA Results
Revenues for the EMEA segment decreased 12.5% to $172.6 million in the fourth quarter of 2020 from $197.3 million in the fourth quarter of 2019. Revenues declined primarily as a result of a decrease in shipments of approximately 700 units due to decreases in all lift truck classes except Class 2 electric warehouse lift trucks. Favorable currency movements of $11.8 million from the translation of sales into U.S. dollars partially offset the revenue decline.
Despite lower revenues, EMEA operating profit increased to $7.1 million in the fourth quarter of 2020 from $5.0 million in the fourth quarter of 2019. The increase was primarily the result of lower operating expenses, mainly due to the cost containment actions implemented in previous quarters and $1.3 million of government subsidies, partly offset by lower gross profit. Gross profit decreased primarily as a result of lower unit volumes, partly offset by the favorable effect of currency exchange rates.

JAPIC Results
Revenues in the JAPIC segment decreased 5.6% to $52.5 million in the fourth quarter of 2020 from $55.6 million in the fourth quarter of 2019. Despite an increase in shipments of 400 units, revenues decreased primarily as a result of a decrease in shipments of higher-priced lift trucks. An increase in revenues from higher shipments of Class 3 electric warehouse trucks and Class 1 electric counterbalanced lift trucks was more than offset by a decrease in shipments of Class 2 warehouse trucks and Class 4 and Class 5 internal combustion engine counterbalanced lift trucks, including Big Trucks.

JAPIC generated an operating loss of $6.9 million in the fourth quarter of 2020 compared with an operating loss of $5.1 million in the fourth quarter of 2019. JAPIC's operating results declined primarily as a result of lower revenues and higher operating costs. The favorable impact of the cost containment actions implemented in previous quarters was more than offset by costs to restructure the JAPIC operations for long-term efficiency and productivity and the on-going transfer of production to Hyster-Yale Maximal. As a result of these actions, the Company recognized a $1.4 million restructuring charge and a number of unfavorable inventory adjustments during the 2020 fourth quarter.

Bolzoni Results
    During the fourth quarter of 2020, Bolzoni's revenues decreased to $68.3 million from $87.0 million in the fourth quarter of 2019. The decrease in revenues was due to lower sales resulting from the pandemic-related shutdowns and the subsequent decline in global economic activity.
    Bolzoni had an operating loss of $1.3 million for the fourth quarter of 2020 compared with operating profit of $0.5 million in the fourth quarter of 2019. The decrease was primarily attributable to lower gross profit as a result of lower sales volumes.

Nuvera Results
    Nuvera revenues increased to $1.1 million in the fourth quarter of 2020 from $1.0 million in the fourth quarter of 2019, and the operating loss declined moderately to $9.7 million from $10.4 million in 2019. The improvement in results was driven by the favorable effect of cost containment actions.

Business Prospects
Lift truck markets grew faster than anticipated during the fourth quarter of 2020, with markets ending the quarter significantly higher than pre-pandemic levels. Excluding China, which increased 56% over the prior year fourth quarter, the global lift truck market increased 9.3% compared with the fourth quarter of 2019. Compared to the third quarter of 2020, the global lift truck market, including China, increased 11.4% in the fourth quarter driven by a 28.1% increase in the Americas and a 22.9% increase in EMEA, as well as a 19.7% increase in China. The market improvements over the third quarter, and additional large customer bookings, translated into a substantial increase in the Company's 2020 fourth quarter bookings.
The Company expects increased bookings in 2021 as a result of markets that are anticipated to continue to improve over pre-pandemic levels, and as a result of the strategic projects the Company continues to pursue at each of its businesses to generate sound long-term financial returns. Although, definitive time frames for achieving the financial returns are still uncertain due to both the timing of the full impact of the strategic projects and the timing of the moderating financial impact of the pandemic.
Until COVID-19 cases are consistently at very low levels, the Company plans to continue to maintain procedures designed to limit the exposure of employees to the spread of COVID-19, including adjusting shift schedules to promote social distancing, enhancing cleaning and sanitation, promoting recommended hygiene practices, limiting workplace access and maintaining remote working where possible. At the same time, the Company and its employees remain committed to meeting the needs of dealers and end customers by ensuring they receive equipment, parts and services in a timely manner to the degree reasonably possible.
While recent market and bookings activity is strong and growth since the 2020 second-quarter shutdowns has been better than expected, the level of future bookings and the resulting shipments are still uncertain. Overall, Hyster-Yale continues to operate on the assumption that the economic and market environment will remain difficult in 2021 until the COVID-19 vaccinations and alternative therapies are more widely available and cases decrease to substantially lower levels.
Beginning in March 2020, the Company put in place plans to mitigate the impact of declining markets and bookings and the consequential impact of reduced manufacturing activity from pandemic-related shutdowns by initiating cost reduction measures which were designed to lower costs and enhance liquidity. These measures included spending and travel restrictions, significant reductions in temporary personnel, furloughs, suspension of incentive compensation and profit sharing, benefit reductions and salary reductions. Effective January 1, 2021, the Company reinstated pre-pandemic salaries, benefits and incentive compensation programs. The cost containment actions associated with hiring, use of contract and temporary workers, travel and meetings, as well as other discretionary spending are continuing. These measures are expected to remain in place until market and economic uncertainty dissipates and results improve further, which the Company expects to occur over the course of 2021.
In preparation for a return to more normal, pre-pandemic operations and expense levels, the Company performed an in-depth global review to help establish a more sustainable long-term cost structure. As a result of this review, in the 2020 fourth quarter, the Company recognized a restructuring charge of approximately $4.4 million, largely for severance, related to optimizing global commercial operations. These expensed severance amounts are expected to be paid in 2021. The Company also anticipates it will incur subsequent charges of approximately $1.4 million in 2021 for additional costs related to the restructuring. Estimated benefits from this restructuring program are expected to be approximately $10.4 million annually beginning in 2022.
The Company adjusted production levels at its manufacturing plants during 2020 to align them more closely with market demand and target bookings levels. Throughout the fourth quarter, Hyster-Yale increased production levels moderately to adjust for improved market levels, but maintained its focus on establishing a strong, stable backlog level as a foundation for higher production rates in 2021 given market growth expectations and expected bookings and backlog, barring any new widespread COVID-19-related shutdowns. However, certain new or intensifying headwinds are expected to present significant challenges for the Company in 2021. The Company is anticipating further pandemic-related global supply chain constraints, component shortages, shipping container availability and higher freight costs, as well as anticipated significant material cost inflation resulting from the increasing pace of the expected market recovery and the likelihood of the non-renewal of tariff exclusions. These items could affect both the costs of the Company's products and the ability to ramp up production rates. The Company will continue to focus on carefully adjusting production levels to match market and bookings changes and supply availability by working closely with suppliers to help ensure adequate component supply levels as its production levels change. The Company anticipates that commodity costs will continue to increase as the year progresses, although these costs, particularly for steel, remain volatile and sensitive to changes in the global economy and to tariffs. The Company will continue to monitor potential future supply costs and tariffs closely and adjust pricing accordingly.
Given the above factors, Hyster-Yale expects operating profit and net income in the first quarter of 2021, excluding the gain from the sale of the Company's OneH2 investment, to be moderately lower than the 2020 fourth quarter and lower than the 2020 first quarter. The expected lower operating profit is due to the surge in commodity prices, and the resulting anticipated increases in material costs, and inefficiencies expected as a result of global supply chain challenges, as well as the elimination of certain cost containment measures, including the reinstatement of incentive compensation plans in 2021 that were suspended in 2020. An anticipated favorable currency impact based on current currency rates is expected to partially offset these decreases.
While the Company's expectations for the 2021 first quarter have been based on the most recent information available, past quarters in 2020 have shown that the effects of the pandemic on the economic and lift truck market environments can change expectations rapidly. Further Hyster-Yale shutdowns or supplier shortages could occur. Lockdown measures are still in place in a number of European countries to mitigate the spread of the COVID-19 virus, and similar actions could be taken by other countries. At this time, the lockdown measures in place have not required closure of the Company's plants. The Company is monitoring this situation, including by closely monitoring a number of suppliers based in areas where COVID-19 cases are high. Hyster-Yale is prepared to take further action if necessary to maintain the health and safety of its global employees and to address production and supply chain issues which may develop. More broadly, as a result, pandemic-related uncertainty and its effect on the supply chain continue to limit the Company's ability to forecast bookings and shipment levels beyond the first quarter of 2021.
Looking to the future in the context of an improving bookings trend, the Company expects to increase its investment in working capital and other expenditures to support growth in its business. Capital expenditures were $51.7 million in 2020 and are expected to be approximately $71 million in 2021. While the Company expects to make these substantial additional investments in the business during 2021, maintaining liquidity also continues to be a priority. At December 31, 2020, the Company's cash on hand was $151.4 million and debt was $289.2 million compared with cash on hand of $89.9 million and debt of $297.7 million at September 30, 2020. In addition, as of December 31, 2020, the Company had unused borrowing capacity of approximately $266.4 million under existing revolving credit facilities, compared with $260 million at September 30, 2020.
Despite the potential volatility of near-term economic activity, the Company continues to execute its long-term strategy by focusing on advancing its key strategic initiatives. As the Company entered the COVID-19 crisis, it was in the midst of undertaking the largest set of strategic projects in its history with the expectation that they would collectively have a transformational impact on the Company’s competitiveness, market position and economic performance. While essentially all of the projects required to execute these initiatives continue to move forward, in the context of the COVID-19 pandemic, the pace of certain projects has been given greater emphasis than others to reduce near-term operating expenses and capital expenditures. In addition, certain accelerated projects have experienced delays as a result of the impact of pandemic-related challenges.
At Hyster-Yale Group, product projects are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers. While the Company continues to introduce a number of new products during this period, Hyster-Yale Group's primary focus is on a new set of modular and scalable product families covering both internal combustion engine and electric trucks designed to provide customers with enhanced flexibility for meeting their application needs in addition to the benefit of lowest total cost of ownership. The Company has been focused on maintaining, to the degree possible, the timing of the introduction of the first of these products, the standard version of the 2-to-3 ton internal combustion engine lift truck for the EMEA market, which is now expected to be launched in the second quarter of 2021. The launch of this new range of the 2-to-3 ton counterbalanced trucks is expected to continue throughout 2021 and the early part of 2022.
The introduction of these new products will lead to significant changes in supply chain sourcing and in the Company’s various manufacturing facilities around the world as certain products are moved between plants. Consolidated component volume sourced globally from reliable partners is expected to reduce long-term costs and improve quality as these new products are brought to market over time. Hyster-Yale Group’s largest manufacturing facilities, its Berea, Craigavon and Fuyang plants, are undergoing significant changes to accommodate these new products, and significant investments are being made to expand the Berea and Craigavon plants. Further, the Company has accelerated plans to move certain production locations to provide permanent structural changes designed to reduce costs and optimize its manufacturing footprint.
The Company believes the modular nature of the new products being introduced will enhance its ability to meet customer needs at lowest cost and with more specificity, both at the industry level and at the individual customer level. To capitalize on this capability, the Company has accelerated its focus on implementing comprehensive industry strategies, and investing in industry-focused sales capabilities to support its dealers. Given the COVID-19 environment, the Company has also focused on enhancing its remote selling capabilities through technology and IT enhancements.

Bolzoni continues to focus on its Americas growth strategy by strengthening its ability to serve industries in the North America market by introducing a broader range of locally produced attachments with shorter lead times to serve its customer base and through continuing to sell cylinders and various other components produced in its Sulligent, Alabama plant. Bolzoni is also implementing its "One Company - 3 brands" organizational approach to help streamline corporate operations and strengthen its North America and JAPIC commercial operations.
Nuvera continues to focus on serving heavy-duty applications, particularly bus and truck applications, with its 45kW and 60kW engines, which were both released for sale during 2020. As a result of these milestones, Nuvera has accelerated the 45kW and 60kW engine commercialization operations for the global market and is focusing on ramping up bookings of these products in 2021. Nuvera also continues to focus on the forklift truck market.
In summary, Hyster-Yale believes it is at an inflection point in its businesses as a result of the momentum of its strategic projects as they move to full implementation. While these initiatives may reduce the Company's near-term financial results, they are expected to position Hyster-Yale with enhanced market position as market conditions return to more normal levels. Nevertheless, since the Company recognizes that the timing and shape of the market recovery remains uncertain, it will maintain its focus on responding to changing conditions with agility based on contingency plans which are designed to respond appropriately to changing conditions. Once the COVID-19 pandemic has abated and markets have returned to normal, the Company believes the full impact of these projects will lead to significant profitability improvements for a number of years to come.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, February 25, 2021 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/1692988 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through March 4, 2021. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Annual Report on Form 10-K
Hyster-Yale Materials Handling. Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5168, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

    For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, the effectiveness of actions taken globally to contain or mitigate its effects, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products, (2) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (3) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (4) delays in delivery or increases in costs, including transportation costs, raw materials or sourced products, the imposition of tariffs, or the inability to renew tariff exclusions, and labor or changes in or unavailability of quality suppliers, (5) delays in manufacturing and delivery schedules, (6) the successful commercialization of Nuvera's technology, (7) customer acceptance of pricing changes, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (9) the political and economic uncertainties in the countries where the Company does business, (10) exchange rate fluctuations and monetary policy changes and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (11) bankruptcy of or loss of major dealers, retail customers or suppliers, (12) customer acceptance of, changes in the costs of, or delays in the development of new products, (13) introduction of new products by, or more favorable product pricing offered by, competitors, (14) product liability or other litigation, warranty claims or returns of products, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (16) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs, or the non-renewal of tariff exclusions, and/or economic sanctions.

About Hyster-Yale Materials Handling, Inc.
    Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
	(In millions, except per share data)

Revenues	$719.6	$834.8	$2,812.1	$3,291.8
Cost of sales	597.9	693.6	2,346.7	2,750.0
Gross Profit	121.7	141.2	465.4	541.8
Selling, general and administrative expenses	108.0	133.1	415.5	487.9
Operating Profit	13.7	8.1	49.9	53.9
Other (income) expense
Interest expense	3.0	4.9	13.7	19.8
Income from unconsolidated affiliates	(2.6)	(1.4)	(6.6)	(9.3)
Other, net	(1.1)	0.7	0.6	(4.5)
Income before Income Taxes	14.4	3.9	42.2	47.9
Income tax provision	1.2	0.5	3.7	11.3
Net (income) loss attributable to noncontrolling interest	(0.1)	—	(1.4)	(0.8)
Net Income Attributable to Stockholders	$13.1	$3.4	$37.1	$35.8

Basic earnings per share	$0.78	$0.20	$2.21	$2.15

Diluted earnings per share	$0.78	$0.20	$2.21	$2.14

Basic weighted average shares outstanding	16.803	16.666	16.775	16.645
Diluted weighted average shares outstanding	16.810	16.773	16.799	16.726

EBITDA RECONCILIATION
	Quarter Ended
	3/31/2020	6/30/2020	9/30/2020	12/31/2020	Year Ended 12/31/2020
	(In millions)
Net Income Attributable to Stockholders	$15.3	$3.6	$5.1	$13.1	$37.1
Noncontrolling interest income (loss)	0.3	0.4	0.6	0.1	1.4
Income tax provision (benefit)	4.1	(2.3)	0.7	1.2	3.7
Interest expense	4.3	3.3	3.1	3.0	13.7
Interest income	(0.5)	(0.3)	(0.4)	(0.2)	(1.4)
Depreciation and amortization expense	10.4	10.4	11.0	11.1	42.9
EBITDA*	$33.9	$15.1	$20.1	$28.3	$97.4

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
	(In millions)
Revenues
Americas	$458.8	$545.3	$1,891.2	$2,123.3
EMEA	172.6	197.3	588.6	751.2
JAPIC	52.5	55.6	193.1	249.7
Hyster-Yale Group	$683.9	$798.2	$2,672.9	$3,124.2
Bolzoni	68.3	87.0	283.7	345.4
Nuvera	1.1	1.0	3.9	10.1
Eliminations	(33.7)	(51.4)	(148.4)	(187.9)
Total	$719.6	$834.8	$2,812.1	$3,291.8

Gross profit (loss)
Americas	$77.8	$93.0	$318.1	$354.8
EMEA	29.0	30.9	86.4	110.5
JAPIC	5.4	6.6	20.3	29.7
Hyster-Yale Group	$112.2	$130.5	$424.8	$495.0
Bolzoni	12.9	14.0	53.4	58.1
Nuvera	(3.7)	(3.6)	(12.2)	(11.2)
Eliminations	0.3	0.3	(0.6)	(0.1)
Total	$121.7	$141.2	$465.4	$541.8

Operating profit (loss)
Americas	$24.2	$17.8	$102.1	$88.8
EMEA	7.1	5.0	3.1	10.7
JAPIC	(6.9)	(5.1)	(19.6)	(13.9)
Hyster-Yale Group	$24.4	$17.7	$85.6	$85.6
Bolzoni	(1.3)	0.5	1.0	4.7
Nuvera	(9.7)	(10.4)	(36.1)	(36.3)
Eliminations	0.3	0.3	(0.6)	(0.1)
Total	$13.7	$8.1	$49.9	$53.9

Net income (loss) attributable to stockholders
Americas	$19.6	$10.6	$71.6	$61.2
EMEA	6.5	4.0	5.6	9.0
JAPIC	(5.8)	(5.7)	(14.3)	(11.9)
Hyster-Yale Group	$20.3	$8.9	$62.9	$58.3
Bolzoni	(2.0)	0.2	0.2	2.8
Nuvera	(7.0)	(7.3)	(25.6)	(25.2)
Eliminations	1.8	1.6	(0.4)	(0.1)
Total	$13.1	$3.4	$37.1	$35.8

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Year Ended
	December 31
	2020	2019
	(In millions)
Net cash provided by operating activities	$166.9	$76.7
Net cash used for investing activities	(43.7)	(42.0)
Cash Flow Before Financing Activities	$123.2	$34.7

	December 31, 2020	December 31, 2019
Debt	$289.2	$287.0
Cash	151.4	64.6
Net Debt	$137.8	$222.4